Exhibit 99.1

NEWS RELEASE DATED 7-15-2003

For Additional Information,
Contact Robert O. Bratton,
Chief Financial Officer
(704) 688-4473
or
Jan H. Hollar,
Director of Finance
(704) 688-4467

FOR IMMEDIATE RELEASE
July 15, 2003

First Charter Announces Second Quarter Results

Charlotte, North Carolina – First Charter Corporation (NASDAQ: FCTR) reported today first half 2003 earnings of $5.8 million or $0.19 per diluted share, a decrease from earnings of $18.9 million or $0.61 per diluted share, a year ago. For the second quarter, First Charter reported a net loss of $4.2 million, or $0.14 per diluted share compared to earnings of $10.2 million or $0.33 per diluted share for the same period in 2002. As previously reported, the decrease in earnings for the three and six months ended June 30, 2003 was primarily due to an increase in the provision for loan losses arising from initiatives designed to improve asset quality and from current adverse business conditions. In addition, earnings were also negatively affected by a decrease in interest income because assets have been added at rates below the weighted average yield of assets previously on the balance sheet.

“In response to the current weak economic environment, First Charter has implemented several initiatives designed to improve asset quality and to reposition and strengthen the balance sheet,” commented Lawrence M. Kimbrough, President and Chief Executive Officer. “Although these initiatives have had a short-term negative impact on earnings, we are confident that they are sound and they will contribute to the long-term success of our company.”

Second Quarter 2003 Highlights (compared to First quarter 2003)

•	During the second quarter of 2003, $60.9 million in nonaccruing and accruing higher risk loans were sold.

•	Nonperforming loans decreased $18.9 million to $11.1 million.

•	Other real estate owned (“OREO”) decreased $4.3 million to $6.9 million.

•	Average earning assets increased $174.4 million or 5 percent.

•	Average deposits increased $139.8 million or 6 percent.

•	The Corporation continued its share repurchase program with the repurchase and retirement of 240,000 shares in the second quarter of 2003.

Second Quarter 2003 Highlights (compared to Second Quarter 2002)

•	Net interest income decreased $2.6 million to $26.0 million.

•	Provision for loan losses increased $17.3 million primarily due to the aforementioned loan sale and adverse business conditions.

•	Noninterest income increased $8.6 million ($7.4 million of which was due to securities gains resulting from the restructuring of the balance sheet and $1.0 million was due to income from bank owned life insurance (“BOLI”)).

•	Noninterest expense increased $8.9 million ($7.4 million of which was due to prepayment costs of refinancing Federal Home Loan Bank advances and $1.0 million was due to professional services related to the loan sale).

•	Net charge-offs increased $0.5 million to $2.1 million due to adverse business conditions.

•	Customer satisfaction scores increased from 75 percent to 80 percent “Very Satisfied”.

•	Core retail households increased 21 percent to 74,200.

Year-to-Date 2003 Highlights (compared to Year-to-Date 2002)

•	Net interest income decreased $3.5 million to $52.6 million.

•	Provision for loan losses increased $17.2 million primarily due to the aforementioned loan sale and adverse business conditions.

•	Noninterest income increased $13.2 million ($7.4 million of which was due to the securities gains resulting from the aforementioned balance sheet restructuring, $2.2 million was due to the gain on the sale of the credit card portfolio and $1.9 million was due to income from BOLI).

•	Noninterest expense increased $10.7 million ($7.4 million of which was due to prepayment costs of refinancing Federal Home Loan Bank advances and $1.0 million was due to professional services related to the loan sale).

•	Average earning assets increased $404.7 million or 13 percent.

•	Average deposits increased $242.3 million or 11 percent.

•	During the first six months of 2003, the Corporation repurchased and retired 365,000 shares under its share repurchase program.

Financial Highlights

	For the Three Months		For the Six Months
	Ended June 30		Ended June 30

Earnings (Dollars in thousands, except per share data)	2003	2002	2003	2002

Total revenues	$46,288	$40,302	$88,441	$78,780
Net (loss) income	(4,204)	10,162	5,742	18,927
Diluted (loss) earnings per share	(0.14)	0.33	0.19	0.61
Return on average assets	(0.42)%	1.17%	0.30%	1.11%
Return on average equity	(5.04)	12.64	3.47	11.84
Efficiency-taxable equivalent ratio (*)	85.66	60.22	73.74	64.18

* —	Noninterest expense divided by the sum of taxable equivalent net interest income plus noninterest income less gain on sale of securities.

			Increase (Decrease)
	June 30	March 31
Balance Sheet (Dollars in thousands)	2003	2003	Amount	Percentage

Loans held for sale	$45,311	$69,894	$(24,583)	(35.17)%
Loans, net	2,040,815	2,050,943	(10,128)	(0.49)
Investments	1,518,918	1,453,827	65,091	4.48
Total assets	3,988,534	3,991,267	(2,733)	(0.07)
Demand, savings and money market deposits	1,285,612	1,175,580	110,032	9.36
Total deposits	2,558,549	2,492,929	65,620	2.63
Other borrowings	1,076,595	1,116,223	(39,628)	(3.55)
Shareholders’ equity	313,916	326,071	(12,155)	(3.73)

Net Interest Income/Margin

Second Quarter

Net interest income decreased $2.6 million, or 9 percent, to $26.0 million compared to the second quarter of 2002. The decrease was primarily due to lower yields on earning assets resulting from the continued effects of a declining interest rate environment. In addition, the Corporation sold $70 million in bonds in the fourth quarter of 2002 and reinvested the proceeds into BOLI, to help offset the rise in employee benefit costs. This investment is classified as an other asset on the balance sheet, and the income is recognized as other noninterest income rather than being recognized as interest income. For the second quarter of 2003, income earned on BOLI amounted to approximately $1.0 million, which is nontaxable. On a taxable equivalent basis, income from Bank Owned Life Insurance was approximately $1.5 million for an annualized taxable equivalent yield of 8.57 percent. Also, the mortgage-backed securities portfolio has produced lower effective yields due to increased prepayment speeds and amortization of premiums. In order to stabilize cash flows and to improve effective yields in this portfolio, the Corporation sold approximately $371.7 million of these mortgage-backed securities. These proceeds were reinvested in mortgage-backed securities of a lower current coupon, which the Corporation expects will stabilize cash flows and should result in higher effective book yields. In addition, using standard rate shock analysis, the Corporation expects that the extension risk in the reinvested portfolio should be less than that of the securities sold. The decrease in net interest income was partially offset by a $1.7 million decrease in interest expense due to a decline in interest rates across the yield curve and the refinancing of $100 million of fixed-term advances during the fourth quarter of 2002.

The net interest margin decreased to 2.92 percent in the second quarter of 2003 from 3.64 percent for the same period in 2002. This decrease reflects the impact of the declining interest rate environment, which had a negative impact on the net interest margin as assets repriced faster than liabilities due to the asset sensitive nature of the balance sheet. In addition, assets added to the balance sheet during 2002 and 2003 have been added at rates below the weighted average yield of assets previously on the balance sheet.

Year-to-Date

Net interest income decreased $3.5 million to $52.6 million compared to the same period in 2002. Net interest income decreased primarily due to (a) lower interest income on earning assets resulting from the continued effects of a declining interest rate environment, (b) lower yielding mortgage-backed securities due to increased prepayment speeds resulting in lower reinvestment yields on increased cash flows plus the acceleration of amortization of premiums and (c) the effects of the sale of $70 million of bonds to purchase BOLI, the income from which is recognized as noninterest income. The decrease in net interest income was partially offset by a $4.4 million decrease in interest expense due to a decline in interest rates across the yield curve and the refinancing of $100 million of fixed-term advances during the fourth quarter of 2002.

The net interest margin for the six months ended June 30, 2003 decreased to 3.03 percent from 3.66 percent for the same period in 2002. This decrease reflects the impact of the declining interest rate environment, which had a negative impact on the net interest margin as assets repriced faster than liabilities due to the asset sensitive nature of the balance sheet. In addition, assets added to the balance sheet during 2002 and 2003 have been added at rates below the weighted average yield of assets previously on the balance sheet.

Noninterest Income

Second Quarter

Noninterest income increased $8.6 million to $20.2 million compared to $11.7 million for the second quarter of 2002. The increase includes $8.3 million of gains on the sales of callable agency securities with a high probability of being called and mortgage-backed securities, which were experiencing accelerating prepayment speeds, compared to $1.0 million of securities gains in the same period of 2002. The remaining components of this increase were $1.0 million of income recognized from the Corporation’s investment in BOLI, a $0.8 million increase in service charges on deposit accounts, a $0.4 million increase in brokerage revenues, a $0.2 million increase in mortgage loan fees, a $0.1 million increase in insurance services income, a $0.1 million increase in trading gains and a $0.2 million increase in other income due to increased ATM and merchant income. These improvements were partially offset by a $0.3 million increase in net losses from equity method investments, a $0.2 million decrease in financial management income and a $0.1 million increase in the write-down of mortgage servicing rights due to increasing prepayment speeds in the current low interest rate environment. In addition, second quarter 2002 included a $1.0 million gain on the sale of excess bank property.

The Corporation’s equity method investments represent investments in venture capital limited partnerships, and gains or losses are recognized based upon changes in its share of the fair market value of the limited partnership’s investee companies. At June 30, 2003, the total book value in equity method investments was $2.4 million. Of the $2.4 million, $1.0 million represents investments in venture capital partnerships which invest primarily in equity securities. The remaining $1.4 million is invested in Small Business Investment Companies (SBICs), which make debt investments that qualify for the investment test under the Community Reinvestment Act. At June 30, 2003, the Corporation’s remaining commitment to fund the equity method investments was $1.8 million and represented commitments to three venture funds that are SBICs.

Year-to-Date

Noninterest income increased $13.2 million, or 58 percent, to $35.8 million compared to the same period in 2002. The increase includes a $2.2 million gain on the sale of the credit card portfolio in the first quarter of 2003 and a $4.8 million increase in gains on the sales of callable agency and mortgage-backed securities. The remaining components of this increase were $1.9 million of income recognized from the Corporation’s investment in BOLI, a $1.3 million increase in service charges on deposit accounts, a $0.9 million increase in trading gains, a $0.5 million increase in mortgage loan fees, a $0.3 million increase in insurance service income and a $0.2 million increase in brokerage revenues. In addition, net losses from equity method investments amounted to $0.4 million in the first half of 2003 versus net losses of $2.9 million in the first half of 2002. These improvements were partially offset by a $0.3 million decrease in financial management income and a $0.3 million increase in the write-down of mortgage servicing rights due to increasing prepayment speeds in the current low interest rate environment. Also, the first half of 2002 included a $1.0 million gain on the sale of excess bank property.

Noninterest Expense

Second Quarter

Noninterest expense increased $8.9 million compared to the second quarter of 2002. The major contributing factor to this increase was $7.4 million of prepayment costs of refinancing $50 million in longer-term, fixed rate Federal Home Loan Bank advances. The refinancing of borrowings was occasioned by the extraordinarily low interest rate environment and the prepayment costs incurred were offset by gains recognized from the sale of callable agency and mortgage-backed securities. This prepayment is estimated to result in lower interest expense of approximately $0.9 million for the remainder of the year. Other contributing factors to this increase were a $1.5 million increase in professional fees of which $1.0 million was associated with the loan sale, a $0.5 million increase in marketing expense associated with the implementation of the Checking Account Marketing Program (“CHAMP”), a strategy for developing new customer relationships, and a $0.7 million increase in other operating expense primarily due to increased mortgage servicing fees and non-credit losses. These increases were partially offset by a $0.7 million decrease in salaries and employee benefits due to lower incentive compensation accruals as the result of a decrease in forecasted earnings, a $0.3 million decrease in occupancy and equipment and $0.2 million decrease in data processing.

Year-to-Date

Noninterest expense increased $10.7 million compared to the first half of 2003. The major contributing factors to this increase were $7.4 million of prepayment costs of refinancing $50 million of Federal Home Loan Bank advances, a $1.6 million increase in professional fees of which $1.0 million was associated with the loan sale in the second quarter of 2003, a $1.0 million increase in marketing expense primarily associated with the implementation of CHAMP, and a $0.9 million increase in other operating expense due to increased mortgage servicing fees and non-credit losses. These increases were partially offset by a $0.3 million decrease in occupancy and equipment and a $0.1 million decrease in data processing.

The efficiency ratio increased to 73.7 percent compared to 64.2 percent for the first six months of 2002. A significant portion of the increase in the efficiency ratio relates to the costs associated with the prepayment of Federal Home Loan Bank advances and the fees associated with the loan sale during the second quarter of 2003.

Income Tax Expense

The second quarter net loss of $4.2 million, created an income tax benefit of $2.0 million, compared to an income tax expense of $3.8 million for the second quarter of 2002. The income tax expense for the first half of 2003 amounted to $2.1 million compared to $7.1 million for the first half of 2002. The income tax benefit for the second quarter and the decrease in the income tax expense for the first half of 2003 were attributable to the decrease in taxable income resulting from the additional provision for loan losses and prepayment costs incurred during the second quarter of 2003.

Loans Held for Sale

Loans held for sale consists primarily of 15 and 30 year mortgage loans which the Corporation intends to sell as whole loans or to securitize in order to improve its liquidity position. Loans held for sale decreased to $45.3 million at June 30, 2003 as compared to $158.4 million at December 31, 2002. The decrease was due to the securitization of approximately $230.6 million of mortgage loans during the first half of 2003.

Loans

During the second quarter of 2003, $60.9 million in nonaccruing and accruing higher risk loans were sold to investors. In addition, the Corporation’s $11.7 million credit card portfolio was sold during the first quarter of 2003. As a result of these sales, gross loans at June 30, 2003 decreased slightly to $2.06 billion compared to $2.07 billion at December 31, 2002. The decrease in gross loans attributable to such loan sales was partially offset by $64.6 million of loan growth including a $30.0 million increase in home equity loans and a $20.2 million increase in primarily adjustable rate mortgage loans.

Securities

The securities available for sale portfolio increased to $1.52 billion at June 30, 2003 as compared to $1.13 billion at December 31, 2002. The increase in securities available for sale was primarily due to the securitization of $230.6 million of mortgage loans held for sale during the first half of 2003, as well as the net purchase of $159.1 million of securities used to increase earning assets. The Corporation increased its securities available for sale portfolio early in the first quarter of 2003 to offset the effects of slowing loan growth.

Deposits

Total deposits increased to $2.56 billion at June 30, 2003 as compared to $2.32 billion at December 31, 2002. The increase in deposits was due to a $229.5 million increase in money market accounts and a $35.3 million increase in noninterest-bearing deposits and was partially offset by a $22.3 million decrease in time deposits. During the fourth quarter of 2002, the Corporation introduced CHAMP for individuals and the Corporation introduced Business CHAMP during the first quarter of 2003. The emphasis of these programs is to develop new customer relationships, generate additional fee income opportunities, and to shift our funding mix towards lower cost funding sources. As a result, 2.7 times as many checking accounts were opened during the first six months of 2003 than the first six months of 2002. In addition, during the first quarter of 2003 the Corporation introduced the Money Market Max Account designed to reduce our dependency on certificates of deposit. The Money Market Max Account offers an above market introductory interest rate for 90 days, which are now being repriced downward to market rates. As the rates paid on these accounts continue to decline, the interest expense will decline as well. This product has been very successful with total balances at June 30, 2003 of $308.9 million.

Other Borrowings

Other borrowings increased to $1.08 billion at June 30, 2003 as compared to $1.04 billion at December 31, 2002. The increase was primarily due to increases in Federal Home Loan Bank borrowings, which were at lower rates than comparable retail funding rates. The proceeds of these borrowings were used to fund the growth in earning assets.

Shareholders’ Equity

Shareholders’ equity at June 30, 2003 decreased to $313.9 million and represented 7.87 percent of period-end assets. During the first six months of 2003, 365,000 shares were repurchased and retired under the January 24, 2002 authorization to repurchase 1.5 million shares. A total of 1.2 million shares have been repurchased and retired under this authorization. At June 30, 2003, the book value per share was $10.55. Based on the $17.59 closing price of First Charter Corporation common stock at June 30, 2003, the Corporation had a market capitalization of $523.5 million.

Asset Quality

Provision for Loan Losses

The provision for loan losses increased to $19.5 million for the three months ended June 30, 2003 compared to $2.2 million for the same year ago period. The provision for loan losses for the six months ended June 30, 2003 amounted to $21.5 million compared to $4.3 million a year ago. The increase in the provision for loan losses was attributable to the following components:

(a)  As a result of deteriorating financial results of several large commercial relationships and recently received independent appraisals of collateral, the Corporation added $7.5 million to the provision for loan losses. The decrease in appraised values and deteriorating financial results reflect the impact of the continued weakness in the economy on these customers. These relationships have been sold as part of the second quarter loan sale.

(b)  The Corporation made an additional provision of $4.0 million related to the discount taken in the aforementioned loan sale. Such a discount is customary in a sale of nonaccruing and accruing higher risk loans to compensate the buyer for assuming the longer-term risk of owning and resolving such loans.

(c)  As a result of the impact of the aforementioned loan sale on the historical loss ratios used in the allowance model and management’s continuous evaluation of the current economic environment and operational risks, the Corporation added $3.5 million to the provision for loan losses.

(d)  The Corporation identified up to 165 residential rental property loans totaling approximately $12.8 million some of which appear to have questionable appraisals and collateral value. These loans were made by one loan officer who is no longer employed by the Corporation or its subsidiaries. The appraisals received by the Corporation were completed by appraisers who were not employees of the Corporation or its subsidiaries. This matter has been reported by management to authorities and is under continuing investigation by management and by those authorities. As a result of management’s investigation, the Corporation has increased the provision for loan losses by approximately $2.4 million. As management’s investigation continues, it is possible that an additional provision for loan losses may be required with respect to these loans.

Net Charge-Offs

Net charge-offs for the three months ended June 30, 2003 amounted to $2.1 million, or 0.39 percent of average loans, compared to $1.6 million, or 0.31 percent of average loans for the same 2002 period. Net charge-offs for the six months ended June 30, 2003 amounted to $4.3 million, or 0.41 percent of average loans compared to $3.0 million, or 0.30 percent of average loans for the same 2002 period. These increases in net charge-offs were due to higher commercial loan charge-offs due to the impact of the continued weak economic environment. In accordance with generally accepted accounting principles, the impact on the allowance for loan losses of the aforementioned loan sale is not included in net charge-offs but rather is reflected as a reduction in the allowance for sale of loans. The inherent losses incurred in the loan sale were used to determine the commercial loan allowance allocation factors, which are driven by actual loss experience in our model, to assess the adequacy of the allowance for loan losses.

Nonperforming Assets

Nonaccrual loans at June 30, 2003 decreased to $11.1 million as compared to $30.0 million at March 31, 2003 and $26.5 million at December 31, 2002 primarily due to the aforementioned loan sale. OREO decreased to $6.9 million at June 30, 2003 from $11.2 million at March 31, 2003 and $10.3 million at December 31, 2002. This decrease is due to the sale of the two largest properties in the OREO portfolio during the second quarter of 2003. These properties were sold in cash transactions valued at $4.7 million for a gain of $0.3 million.

Asset Quality Ratios

As a result of these initiatives, our asset quality ratios have significantly improved as evidenced in the following table:

Asset Quality (1)

	June 30	March 31	December 31
	2003	2003	2002

Past Due Ratio
Past due loans over 30 days as a percentage of loans	0.67%	1.03%	1.20%
Problem Assets
Classified assets as a percentage of loans	1.99%	4.71%	4.32%
Nonaccrual Loans
Nonaccrual loans as a percentage of loans	0.54%	1.44%	1.28%
Nonperforming Assets
Nonperforming assets as a percentage of loans and other real estate owned	0.87%	1.97%	1.76%
Charge-offs
Net charge-offs as a percentage of average loans-annualized	0.39%	0.43%	0.37%
Allowance for Loan Losses
Allowance for loan losses as a percentage of loans	1.15%	1.28%	1.31%
Allowance for loan losses as a percentage of nonaccrual loans	212%	88%	103%

(1)	Excludes loans held for sale.

Allowance for Loan Losses

The allowance for loan losses as a percentage of total loans decreased to 1.15 percent at June 30, 2003 compared to 1.28 percent at March 31, 2003 and 1.31 percent at December 31, 2002. The allowance for loan losses was reduced primarily due to the sale of $60.9 million in nonaccruing and accruing higher risk loans. These loans had a higher percentage of allocated allowance for loan losses due to their higher probable rate of loss. In addition, the allowance for loan losses was reduced by the sale of the Corporation’s credit card portfolio during the first quarter of 2003. These loans also had a higher percentage of allocated allowance for loan losses due to their unsecured nature and higher historical loss experience. As a result of the aforementioned transactions, the Corporation’s ratio of the allowance for loan losses to loans was reduced largely due to the significant improvement in our asset quality profile as noted in the table above. First Charter monitors the adequacy of the allowance for loan losses to cover inherent losses in the loan portfolio through the use of a loan loss migration model. Management believes the Corporation is adequately reserved based on its assessment of its credit risk profile.

Subsequent Event

In an ongoing effort to increase our wealth management business, the Corporation purchased a third party benefits administrator on July 7, 2003, in a stock transaction. The purchase price delivered at closing consisted of First Charter common stock valued at $1.32 million and the agreement contemplates additional common stock payments based on the post closing performance of the business. The value of such additional payments, if earned, are expected to total approximately $880,000. The purchase adds new customers, expands our product line and improves our technology platform. Revenues from the purchased business are expected to be $4.0 million annually. The transaction is not expected to have an impact on earnings per share in 2003 and is expected to be accretive to earnings in 2004.

Conference Call

First Charter executive management will be available via telephone conference to discuss the contents of this press release, present growth and earnings estimates for the third quarter of 2003 as well as strategic plans for the remainder of 2003 on Tuesday, July 15, 2003 at 11:00 a.m. The following table outlines access information for the conference call and internet/audio replay:

	US/Canada Participants	International Participants

Live Conference Call	800-379-3953	706-679-5254
	ID # 1609360	ID # 1609360

Internet Live and Replay	www.FirstCharter.com	www.FirstCharter.com
	“Investor Relations” section	“Investor Relations” section
	SHOW # 116754	SHOW # 116754

Audio Replay	800-642-1687	706-645-9291
	ID # 1609360	ID # 1609360

Corporate Profile

First Charter Corporation is a regional financial services company with assets of $4.0 billion and is the holding company for First Charter Bank. First Charter operates 53 financial centers, five insurance offices and 93 ATMs located in 17 counties throughout the piedmont and western half of North Carolina. First Charter also operates one mortgage origination office in Virginia. First Charter provides businesses and individuals with a broad range of financial services, including banking, financial planning, funds management, investments, insurance, mortgages and a full array of employee benefit programs. Additional information about First Charter can be found by visiting www.FirstCharter.com or by calling 1-800-601-8471. First Charter’s common stock is traded under the symbol “FCTR” on the NASDAQ National Market.

Forward Looking Statements

This news release contains forward looking statements with respect to the financial conditions and results of operations of First Charter Corporation. These forward looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) projected results in connection with the implementation of our business plan are lower than expected; (2) competitive pressure among financial services companies increases significantly; (3) costs or difficulties related to the integration of acquisitions or expenses in general are greater than expected; (4) general economic conditions, in the markets in which the company does business, are less favorable than expected; (5) risks inherent in making loans, including repayment risks and risks associated with collateral values, are greater than expected; (6) changes in the interest rate environment reduce interest margins and affect funding sources; (7) changes in market rates and prices may adversely affect the value of financial products; (8) legislation or regulatory requirements or changes thereto adversely affect the businesses in which the company is engaged; (9) regulatory compliance cost increases are greater than expected; and (10) decisions to change the business mix of the company. For further information and other factors which could affect the accuracy of forward looking statements, please see First Charter’s reports filed with the SEC pursuant to the Securities Exchange Act of 1934 which are available at the SEC’s website (www.sec.gov) or at First Charter’s website (www.FirstCharter.com). Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management’s judgments only as of the date hereof. The company undertakes no obligation to publicly revise those forward looking statements to reflect events and circumstances that arise after the date hereof.

(Selected financial information is attached)

First Charter Corporation and Subsidiaries	(NASDAQ: FCTR)
Quarterly Earnings Release

	As of / For the Six Months Ended		Increase (Decrease)

(Dollars in thousands, except per share data)	6/30/2003	6/30/2002	Amount	Percentage

BALANCE SHEET
ASSETS:
Cash and due from banks	$103,199	$93,287	$9,912	10.6%
Federal funds sold	1,233	948	285	30.1
Interest earning bank deposits	38,308	16,513	21,795	132.0
Securities available for sale	1,518,918	1,104,995	413,923	37.5
Loans held for sale	45,311	1,486	43,825	2,949.0
Loans
Commercial Real Estate	765,303	682,301	83,002	12.2
Commercial Non Real Estate	212,753	237,120	(24,367)	(10.3)
Construction	209,926	304,921	(94,995)	(31.2)
Mortgage	257,236	349,931	(92,695)	(26.5)
Consumer	271,734	279,778	(8,044)	(2.9)
Home equity	347,716	270,282	77,434	28.6

Total loans	2,064,668	2,124,333	(59,665)	(2.8)
Less: Unearned income	(209)	(254)	45	(17.7)
Allowance for loan losses	(23,644)	(27,213)	3,569	(13.1)

Loans, net	2,040,815	2,096,866	(56,051)	(2.7)

Other assets	240,750	176,637	64,113	36.3

Total assets	$3,988,534	$3,490,732	$497,802	14.3%

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Deposits
Noninterest-bearing deposits	$341,176	$282,324	$58,852	20.8%
Interest checking and savings	409,415	390,270	19,145	4.9
Money market deposits	535,021	295,243	239,778	81.2
Time deposits	1,272,937	1,295,122	(22,185)	(1.7)

Total deposits	2,558,549	2,262,959	295,590	13.1
Other borrowings	1,076,595	847,752	228,843	27.0
Other liabilities	39,474	55,623	(16,149)	(29.0)

Total liabilities	3,674,618	3,166,334	508,284	16.1

Total shareholders’ equity	313,916	324,398	(10,482)	(3.2)

Total liabilities and shareholders’ equity	$3,988,534	$3,490,732	$497,802	14.3%

SELECTED AVERAGE BALANCES
Loans and loans held for sale	$2,145,946	$2,032,162	$113,784	5.6%
Securities	1,354,558	1,116,197	238,361	21.4
Interest earning assets	3,561,743	3,157,037	404,706	12.8
Assets	3,903,019	3,435,268	467,751	13.6
Deposits	2,449,733	2,207,434	242,299	11.0
Interest bearing liabilities	3,212,849	2,807,945	404,904	14.4
Shareholders’ equity	334,007	322,270	11,737	3.6

	As of/For the Quarter Ended

	6/30/2003	3/31/2003	12/31/2002	9/30/2002	6/30/2002

MISCELLANEOUS INFORMATION
Common stock prices (daily close)
High	$19.5600	$19.4000	$19.1900	17.9900	$20.5700
Low	16.6900	17.2500	16.0500	15.3300	17.3000
End of period	17.5900	17.3200	18.0100	16.5700	18.0800
Book Value	10.55	10.87	10.80	10.78	10.52
Market Capitalization	523,475,726	519,442,197	541,545,337	499,413,073	557,404,502
Weighted average shares — basic	29,801,059	30,006,417	30,081,995	30,379,838	30,829,356
Weighted average shares — diluted	29,801,059	30,188,853	30,220,294	30,506,426	31,098,379
End of period shares outstanding	29,759,848	29,990,889	30,069,147	30,139,594	30,829,895

First Charter Corporation and Subsidiaries	(NASDAQ: FCTR)
Quarterly Earnings Release

	As of/For the Quarter Ended

(Dollars in thousands, except per share data)	6/30/2003	3/31/2003	12/31/2002	9/30/2002	6/30/2002

BALANCE SHEET
ASSETS:
Cash and due from banks	$103,199	$97,713	$162,087	$85,811	$93,287
Federal funds sold	1,233	1,121	1,154	3,570	948
Interest earning bank deposits	38,308	72,431	6,609	9,849	16,513
Securities available for sale	1,518,918	1,453,827	1,129,212	1,212,742	1,104,995
Loans held for sale	45,311	69,894	158,404	14,532	1,486
Loans
Commercial Real Estate	765,303	800,593	798,664	730,601	682,301
Commercial Non Real Estate	212,753	227,159	223,178	230,809	237,120
Construction	209,926	216,784	215,859	307,802	304,921
Mortgage	257,236	240,115	237,085	378,088	349,931
Consumer	271,734	260,594	280,201	283,990	279,778
Home equity	347,716	332,392	317,730	296,073	270,282

Total loans	2,064,668	2,077,637	2,072,717	2,227,363	2,124,333
Less: Unearned income	(209)	(199)	(247)	(225)	(254)
Allowance for loan losses	(23,644)	(26,495)	(27,204)	(27,411)	(27,213)

Loans, net	2,040,815	2,050,943	2,045,266	2,199,727	2,096,866

Other assets	240,750	245,338	243,217	174,698	176,637

Total assets	$3,988,534	$3,991,267	$3,745,949	$3,700,929	$3,490,732

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Deposits
Noninterest-bearing deposits	$341,176	$308,664	$305,924	$302,584	$282,324
Interest checking and savings	409,415	415,895	416,005	407,019	390,270
Money market deposits	535,021	451,021	305,530	299,456	295,243
Time deposits	1,272,937	1,317,349	1,295,188	1,304,729	1,295,122

Total deposits	2,558,549	2,492,929	2,322,647	2,313,788	2,262,959
Other borrowings	1,076,595	1,116,223	1,042,440	1,004,836	847,752
Other liabilities	39,474	56,044	56,176	57,550	55,623

Total liabilities	3,674,618	3,665,196	3,421,263	3,376,174	3,166,334

Total shareholders’ equity	313,916	326,071	324,686	324,755	324,398

Total liabilities and shareholders’ equity	$3,988,534	$3,991,267	$3,745,949	$3,700,929	$3,490,732

SELECTED AVERAGE BALANCES
Loans and loans held for sale	$2,179,291	$2,112,226	$2,253,317	$2,170,961	$2,080,227
Securities	1,412,491	1,295,982	1,144,045	1,129,206	1,130,552
Interest earning assets	3,648,447	3,474,071	3,418,176	3,311,707	3,219,752
Assets	3,990,872	3,814,209	3,678,945	3,586,969	3,491,868
Deposits	2,519,240	2,379,454	2,309,971	2,278,758	2,230,620
Interest bearing liabilities	3,286,646	3,138,232	2,999,871	2,914,391	2,859,137
Shareholders’ equity	334,537	334,431	332,998	333,165	322,508

First Charter Corporation and Subsidiaries	(NASDAQ: FCTR)
Quarterly Earnings Release

	For the Three Months Ended		Increase (Decrease)

(Dollars in thousands, except per share data)	6/30/2003	6/30/2002	Amount	Percentage

INCOME STATEMENT
Interest income — taxable equivalent	$45,689	$50,115	$(4,426)	(8.8)%
Interest expense	19,102	20,825	(1,723)	(8.3)

Net interest income — taxable equivalent	26,587	29,290	(2,703)	(9.2)
Less: taxable equivalent adjustment	548	682	(134)	(19.6)

Net interest income	26,039	28,608	(2,569)	(9.0)
Provision for loan losses	19,492	2,240	17,252	770.2

Net interest income after provision for loan losses	6,547	26,368	(19,821)	(75.2)
Noninterest income	20,249	11,694	8,555	73.2
Noninterest expense	33,022	24,084	8,938	37.1

(Loss) income before income taxes	(6,226)	13,978	(20,204)	(144.5)
Income tax (benefit) expense	(2,022)	3,816	(5,838)	(153.0)

Net (loss) income	$(4,204)	$10,162	$(14,366)	(141.4)%

(LOSS) EARNINGS PER SHARE DATA
Basic	$(0.14)	$0.33	$(0.47)	(142.4)%
Diluted	(0.14)	0.33	(0.47)	(142.4)
Weighted average shares — basic	29,801,059	30,829,356
Weighted average shares — diluted	29,801,059	31,098,379
Dividends paid on common shares	$0.185	$0.180	$0.005	5.6%

PERFORMANCE RATIOS
Return on average assets	(0.42)	1.17%
Return on average equity	(5.04)	12.64
Efficiency — taxable equivalent (*)	85.66	60.22

	For the Three Months Ended

	6/30/2003	6/30/2002

SCHEDULE OF SELECTED ITEMS INCLUDED IN EARNINGS
Noninterest income
Gain on sale of securities	$8,286	$989
Equity method (loss) income	(276)	23
Trading gains	432	322
Gain on sale of properties	—	1,013
Noninterest expense
Prepayment costs on borrowings	(7,366)	—

Notes: Applicable ratios are annualized.

* —	Noninterest expense divided by the sum of taxable equivalent net interest income plus noninterest income less gain on sale of securities.

First Charter Corporation and Subsidiaries	(NASDAQ: FCTR)
Quarterly Earnings Release

	For the Six Months Ended		Increase (Decrease)

(Dollars in thousands, except per share data)	6/30/2003	6/30/2002	Amount	Percentage

INCOME STATEMENT
Interest income — taxable equivalent	$91,706	$99,856	$(8,150)	$(8.2)
Interest expense	37,887	42,315	(4,428)	(10.5)

Net interest income — taxable equivalent	53,819	57,541	(3,722)	(6.5)
Less: taxable equivalent adjustment	1,197	1,383	(186)	(13.4)

Net interest income	52,622	56,158	(3,536)	(6.3)
Provision for loan losses	21,543	4,345	17,198	395.8

Net interest income after provision for loan losses	31,079	51,813	(20,734)	(40.0)
Noninterest income	35,819	22,622	13,197	58.3
Noninterest expense	59,086	48,401	10,685	22.1

Income before income taxes	7,812	26,034	(18,222)	(70.0)
Income taxes	2,070	7,107	(5,037)	(70.9)

Net income	$5,742	$18,927	(13,185)	(69.7)

EARNINGS PER SHARE DATA
Basic	$0.19	$0.61	$(0.42)	(68.9)
Diluted	0.19	0.61	(0.42)	(68.9)
Weighted average shares — basic	29,903,170	30,814,127
Weighted average shares — diluted	30,079,806	31,046,469
Dividends paid on common shares	$0.37	$0.36	$0.01	2.8%

PERFORMANCE RATIOS
Return on average assets	0.30%	1.11%
Return on average equity	3.47	11.84
Efficiency — taxable equivalent (*)	73.74	64.18

	For the Six Months Ended

	6/30/2003	6/30/2002

SCHEDULE OF SELECTED ITEMS INCLUDED IN EARNINGS
Noninterest income
Gain on sale of securities	$9,512	$4,752
Gain on sale of credit card loans	2,213	—
Equity investment write down	—	(20)
Equity method loss	(376)	(2,936)
Trading gains	1,596	742
Gain on sale of properties	—	1,013
Noninterest expense
Prepayment costs on borrowings	(7,366)	—

Notes: Applicable ratios are annualized.

* —	Noninterest expense divided by the sum of taxable equivalent net interest income plus noninterest income less gain on sale of securities.

First Charter Corporation and Subsidiaries	(NASDAQ: FCTR)
Quarterly Earnings Release

	As of/For the Quarter Ended

(Dollars in thousands, except per share data)	6/30/2003	3/31/2003	12/31/2002	9/30/2002	6/30/2002

INCOME STATEMENT
Interest income — taxable equivalent
Interest and fees on loans	$30,593	$30,458	$34,225	$34,888	$33,656
Interest on securities	14,931	15,374	14,500	15,514	16,421
Other interest income	165	185	69	50	38

Total interest income — taxable equivalent	45,689	46,017	48,794	50,452	50,115

Interest expense
Interest on deposits	11,667	11,465	12,016	12,498	12,694
Other interest expense	7,435	7,320	8,079	8,319	8,131

Total interest expense	19,102	18,785	20,095	20,817	20,825

Net interest income — taxable equivalent	26,587	27,232	28,699	29,635	29,290
Less: Taxable equivalent adjustment	548	649	661	670	682

Net interest income	26,039	26,583	28,038	28,965	28,608
Provision for loan losses	19,492	2,051	2,175	1,750	2,240

Net interest income after provision for loan losses	6,547	24,532	25,863	27,215	26,368

Noninterest income
Service charges on deposit accounts	5,571	5,130	4,998	4,689	4,781
Financial management income	488	578	483	566	679
Gain on sale of securities	8,286	1,226	5,371	1,416	989
Gain on sale of credit card loan portfolio	—	2,213	—	—	—
(Loss) income from equity method investments	(276)	(100)	(340)	(2,525)	23
Mortgage loan fees	612	672	1,137	504	409
Brokerage services income	812	486	591	640	420
Insurance services income	2,229	2,437	2,112	2,313	2,114
Trading gains	432	1,164	1,038	298	322
Bank owned life insurance	967	946	16	—	—
(Loss) gain on sale of properties	—	—	(109)	—	1,013
Other noninterest income	1,128	818	982	829	944

Total noninterest income	20,249	15,570	16,279	8,730	11,694

Noninterest expense
Salaries and employee benefits	12,554	13,757	12,213	11,988	13,208
Occupancy and equipment	3,913	4,166	3,768	3,839	4,184
Data processing	634	678	760	758	828
Marketing	1,161	1,153	658	630	634
Postage and supplies	1,152	1,136	1,099	967	1,078
Professional services	3,230	1,772	1,841	1,393	1,719
Telephone	513	603	376	461	568
Amortization of intangibles	77	85	89	88	90
Prepayment costs on borrowings	7,366	—	3,284	—	—
Other noninterest expense	2,422	2,714	3,543	1,616	1,775

Total noninterest expense	33,022	26,064	27,631	21,740	24,084

(Loss) income before taxes	(6,226)	14,038	14,511	14,205	13,978
Income tax (benefit) expense	(2,022)	4,092	3,962	3,878	3,816

Net (loss) income	$(4,204)	$9,946	$10,549	$10,327	$10,162

(LOSS) EARNINGS PER SHARE DATA
Basic	$(0.14)	$0.33	$0.35	$0.34	$0.33
Diluted	(0.14)	0.33	0.35	0.34	0.33
Dividends paid on common shares	0.185	0.185	0.185	0.185	0.180

PERFORMANCE RATIOS
Return on average assets	(0.42)%	1.06%	1.14%	1.14%	1.17%
Return on average equity	(5.04)	12.06	12.57	12.30	12.64
Efficiency — taxable equivalent (*)	85.66	62.69	69.76	58.84	60.22
Noninterest income as a percentage of total income	43.75	36.94	36.73	23.16	29.02
Equity as a percentage of total assets	7.87	8.17	8.67	8.77	9.29
Average earning assets as a percentage of average assets	91.42	91.08	92.91	92.33	92.21
Average loans as a percentage of average deposits	86.51	88.77	97.55	95.27	93.26

	As of/For the Quarter Ended

	6/30/2003	12/31/2002	9/30/2002	6/30/2002	3/31/2003

SCHEDULE OF SELECTED ITEMS INCLUDED IN EARNINGS
Noninterest income
Gain on sale of securities	$8,286	$1,226	$5,371	$1,416	$989
Gain on sale of credit card loans	—	2,213	—	—	—
Equity method (loss) income	(276)	(100)	(340)	(2,525)	23
Trading gains	432	1,164	1,038	298	322
(Loss) gain on sale of properties	—	—	(109)	—	1,013
Noninterest expense
Prepayment costs on borrowings	(7,366)	—	(3,284)	—	—
Reserve for contingent liability	—	—	(840)	—	—

Notes: Applicable ratios are annualized.

* —	Noninterest expense divided by the sum of taxable equivalent net interest income plus noninterest income less gain on sale of securities.

First Charter Corporation and Subsidiaries	(NASDAQ: FCTR)
Quarterly Earnings Release

	As of/For the Quarter Ended

(Dollars in thousands, except per share data)	6/30/2003		3/31/2003		12/31/2002		9/30/2002		6/30/2002

ASSET QUALITY ANALYSIS
Allowance for Loan Losses
Beginning balance	$26,495		$27,204		$27,411		$27,213		$26,576
Provision for loan losses	19,492		2,051		2,175		1,750		2,240
Allowance related to loans sold or transferred to held for sale	(20,236)		(547)		(325)		(322)		—
Charge-offs	(2,448)		(2,466)		(2,138)		(1,517)		(1,778)
Recoveries	341		253		81		287		175

Net charge-offs	(2,107)		(2,213)		(2,057)		(1,230)		(1,603)

Ending balance	$23,644		$26,495		$27,204		$27,411		$27,213

Nonperforming Assets and Loans 90 days or more past due accruing interest
Nonaccrual loans	$11,144		$30,021		$26,467		$24,418		$30,656
Other real estate	6,866		11,200		10,278		9,675		8,367

Total nonperforming assets	18,010		41,221		36,745		34,093		39,023

Loans 90 days or more past due accruing interest	312		—		—		—		—

Total	$18,322		$41,221		$36,745		$34,093		$39,023

Asset Quality Ratios (*)
Nonaccrual loans as a percentage of total loans	0.54%		1.44%		1.28%		1.10%		1.44%
Nonperforming assets as a percentage of total assets	0.45		1.03		0.98		0.92		1.12
Nonperforming assets as a percentage of total loans and other real estate	0.87		1.97		1.76		1.52		1.83
Net charge-offs as a percentage of average loans (annualized)	0.39		0.43		0.37		0.23		0.31
Allowance for loan losses as a percentage of loans	1.15		1.28		1.31		1.23		1.28
Ratio of allowance for loan losses to:
Net charge-offs	2.80	x	2.95	x	3.33	x	5.62	x	4.23	x
Nonaccrual loans	2.12		0.88		1.03		1.12		0.89

	As of / For the Six Months Ended				Increase (Decrease)

	6/30/2003		6/30/2002		Amount	Percentage

Allowance for Loan Losses
Beginning balance	$27,204		$25,843		$1,361	5.3%
Provision for loan losses	21,543		4,345		17,198	395.8
Allowance related to loans sold	(20,783)		—		(20,783)	N/A
Charge-offs	(4,914)		(3,335)		1,579	47.3
Recoveries	594		360		234	65.0

Net charge-offs	(4,320)		(2,975)		1,345	45.2

Ending balance	$23,644		$27,213		$(3,569)	(13.1)%

Asset Quality Ratios (*)
Net charge-offs as a percentage of average loans (annualized)	0.41%		0.30%
Ratio of allowance for loan losses to net charge-offs (annualized)	2.71	x	4.54	x

	For the Quarter Ended

	6/30/2003	3/31/2003	12/31/2002	9/30/2002	6/30/2002

ANNUALIZED INTEREST YIELDS / RATES (**)
Interest income:
Yield on loans and loans held for sale	5.63%	5.85%	6.03%	6.38%	6.49%
Yield on securities	4.23	4.75	5.07	5.50	5.81

Yield on interest earning assets	5.02	5.35	5.68	6.06	6.24

Interest expense:
Cost of interest bearing deposits	2.12	2.23	2.37	2.49	2.58
Cost of borrowings	2.75	2.83	3.26	3.57	3.67

Cost of interest bearing liabilities	2.33	2.43	2.66	2.83	2.92

Interest rate spread	2.69	2.92	3.02	3.23	3.32

Net yield on earning assets	2.92%	3.15%	3.34%	3.57%	3.64%

Notes: Applicable ratios are annualized.

(*) — Excludes loans held for sale.

(**) — Fully taxable equivalent yields.